ICON FUNDS

                    AMENDMENT NO. 2 TO MASTER TRUST AGREEMENT


         AMENDMENT No. 2 to the Master Trust Agreement of ICON Funds, dated December 18, 1996, made at Englewood, Colorado on December 18,1996 by the Trustees hereunder.

                                   WITNESSETH

         WHEREAS, Section 7.3 of the ICON Master Trust Agreement dated September 19, 1996 (the "Agreement"), of ICON Funds (the "Trust") provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

         WHEREAS, a majority of the Trustees of the Trust desire to amend the Agreement to change the names of ICON North Asia Fund to ICON Asia Region Fund, and ICON South Asia Region Fund to ICON South Pacific Region Fund.

         WHEREAS, a majority of the Trustees of the Trust on December 18, 1996 have duly adopted the amendment to the Agreement shown below and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts;

         NOW, THEREFORE,

         The undersigned Kenneth D. Trumpfheller, the duly elected and serving Vice President and Secretary of the Trust, pursuant to the authorization described above, hereby amends Section 4.2 of the Master Trust Agreement, as heretofore in effect, to read as follows:

         Section 4.2 ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS. Without limiting the Trustees' authority to establish further Sub-Trusts pursuant to
Section 4.1, the Trustees hereby establish the following sub-trusts:


ICON Basic Materials Fund                    ICON Asia Region Fund
ICON Capital Goods Fund                      ICON South Pacific Region Fund
ICON Consumer Cyclicals Fund                 ICON North Europe Region Fund
ICON Consumer Staples Fund                   ICON South Europe Region Fund
ICON Energy Fund                             ICON Western Hemisphere Fund

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ICON Financial Services Fund
ICON Healthcare Fund                         ICON Short-Term Fixed Income Fund
ICON Leisure Fund
ICON Technology Fund
ICON Telecommunications & Utilities Fund
ICON Transportation Fund

         WITNESS WHEREOF, my hand and seal this 19th day of December, 1996


                                        /s/ Kenneth D. Trumpfheller
                                        ----------------------------
                                        Kenneth D. Trumpfheller
                                        Vice President and Secretary

STATE OF TEXAS       )
                     )    ss:
COUNTY OF TARRANT    )

         Before me, a Notary Public in and for said county and state, personally appeared the above named Kenneth D. Trumpfheller, who acknowledged that he did sign the foregoing instrument in the capacity indicated and that the same is his free act and deed on this 19th day of December, 1996.



My Commission Expires:  October 2, 2000           /s/ Deborah A. Adair
                        ---------------           --------------------
                                                   Notary Public